CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of Papp Investment Trust and to the use of our report dated February 19, 2010 on the statement of assets and liabilities as of February 16, 2010 of the Papp Small & Mid-Cap Growth Fund (“the Fund”), a diversified series of Papp Investment Trust. Such financial statement appears in the Fund's Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
February 25, 2010